Exhibit (h)(3)(ii)

Execution Version

NOVATION AGREEMENT

This Agreement, dated as of April 7, 2016 is entered into by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), Transamerica Fund Services, Inc., a Florida corporation (“TFS”), and Transamerica Asset Management, Inc., a Florida company (“TAM”), and is to become effective as of March 1, 2016 (the “Effective Date”).

RECITALS

WHEREAS, reference is made to certain service agreements and related fee agreements between TFS and State Street listed on Exhibit A attached hereto (as amended or supplemented from time to time, the “Service Agreements”);

WHEREAS, on the Effective Date, TAM will serve as administrator of Transamerica investment companies in place of TFS;

WHEREAS, in connection with such change of administrator, TFS desires to transfer by novation all of its rights and obligations under the Service Agreements to TAM and TAM is willing and able to assume such rights and obligations;

WHEREAS, State Street is willing to consent to the novation of the Service Agreements.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree that, as of the Effective Date:

I.	Novation of the Service Agreements.

1.	TFS transfers by novation all of its rights, liabilities and obligations under the Service Agreements to TAM.

2.	TAM accepts such transfer by novation of all of the rights, liabilities and obligations of TFS under the Service Agreements and TAM replaces TFS as a party to the Service Agreements.

3.	State Street agrees to such transfer by novation and accepts TAM as a counterpart with respect to the Service Agreements.

4.	TAM shall be bound by the terms and conditions of the Service Agreements and assume, perform and discharge all of TFS’s obligations and liabilities under or in connection with the Service Agreements (whether actual or contingent and whether arising on, before or after the Effective Date).

Execution Version

Execution Version

5.	TFS shall be released and discharged from all of its obligations and liabilities under or in connection with the Service Agreements (whether actual or contingent and whether arising on, before or after the Effective Date).

6.	The Service Agreements shall remain in full force and effect, except as modified by this Agreement.

II.	Miscellaneous.

1.	Successors. This Agreement shall be fully binding upon and enforceable with respect to the parties and their respective representatives, successors and assigns.

2.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

3.	Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

4.	Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of law provisions thereof.

5.	Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the Effective Date as set forth above.

TRANSAMERICA FUND SERVICES, INC.

By:	/s/ Brenda Smith
Name:	Brenda Smith
Title:	Senior Vice President

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Brenda Smith
Name:	Brenda Smith
Title:	Senior Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

Execution Version

Exhibit A

(List of Novated Agreements)

1.	Master Sub-Administration Agreement (Mutual Funds) dated December 17, 2012, as amended, by and among TFS and State Street (the “TFS Mutual Funds Administration Agreement”)

2.	Confidential Letter of Understanding in connection with the TFS Mutual Funds Administration Agreement dated December 17, 2012, by and between TFS and State Street

3.	Master Sub-Administration Agreement (Cayman Funds) dated December 17, 2012, as amended, by and among TFS and State Street (the “TFS Cayman Funds Administration Agreement”)

4.	Confidential Letter of Understanding in connection with the TFS Cayman Funds Administration Agreement dated December 17, 2012, by and between TFS and State Street

5.	Master Sub-Administration Agreement (Collective Funds) dated December 17, 2012, as amended, by and among TFS and State Street (the “TFS Collective Funds Administration Agreement”)

6.	Confidential Letter of Understanding in connection with the TFS Collective Funds Administration Agreement dated December 17, 2012, by and between TFS and State Street

7.	CFTC Compliance Testing and Reporting Services Letter Agreement dated January 2, 2013, between TFS and State Street

8.	Confidential Fee Schedule dated December 17, 2012, as amended, between TFS and State Street

9.	Confidential Letter of Understanding: Fee Credit dated April 1, 2014, between TFS and State Street.

4